Exhibit 10.3

NON-QUALIFIED STOCK OPTION AGREEMENT
FOR COMPANY EMPLOYEES, NON-EMPLOYEE DIRECTORS

AND CONSULTANTS

UNDER THE WATTS WATER TECHNOLOGIES, INC.
SECOND AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

The grant to the optionee (the “Optionee”) of an option (the “Stock Option”) to purchase on or prior to the expiration date (the “Expiration Date”) all or part of the number of shares of Class A Common Stock, par value $.10 per share (the “Option Shares”), of Watts Water Technologies, Inc. (the “Company”) at a price per share (the “Option Exercise Price”), all as set forth in the Stock Option grant notification provided through the Optionee’s stock plan account on the E*TRADE website, is subject to the provisions of the Company’s Second Amended and Restated 2004 Stock Incentive Plan (the “Plan”) and the terms and conditions contained in this Non-Qualified Stock Option Agreement (the “Agreement”).  By accepting the grant of the Stock Option on the E*TRADE website, the Optionee agrees to the terms and conditions of this Agreement.

1.                                      Exercisability Schedule.  No portion of this Stock Option may be exercised until such portion shall have become exercisable.  Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall be exercisable in accordance with the following schedule: 25% of the Option Shares shall become exercisable on the first anniversary of the date of grant, an additional 25% of the Option Shares shall become exercisable on the second anniversary of the date of grant, an additional 25% of the Option Shares shall become exercisable on the third anniversary of the date of grant and the remaining 25% of the Option Shares shall become exercisable on the fourth anniversary of the date of grant.

Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, unless the Stock Option is terminated sooner as provided herein.

2.                                      Manner of Exercise.

(a)                                 The Optionee may exercise this Stock Option only in the following manner:  from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice.  This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods:  (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that have been beneficially owned by the Optionee for at least six months and are not then subject to any restrictions under any Company plan; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or (iv) a combination of (i), (ii) and (iii) above.  Payment instruments will be received subject to collection.

The delivery of certificates representing the Option Shares will be contingent upon the Company’s receipt from the Optionee of full payment for the Option Shares, as set forth above and any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.  In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.

(b)                                 Certificates for shares of Stock purchased upon exercise of this Stock Option shall be issued and delivered to the Optionee upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan.  The determination of the Administrator as to such compliance shall be final and binding on the Optionee.  The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company shall have issued and delivered the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company.  Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c)                                  The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.

(d)                                 Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3.                                      Termination of Employment or Service.  If the Optionee’s employment by or service with the Company or a Subsidiary (as defined in the Plan) is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.

(a)                                 Termination Due to Death.  If the Optionee’s employment or service terminates by reason of death, any Stock Option held by the Optionee shall become fully exercisable and may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier.

(b)                                 Termination Due to Disability.  If the Optionee’s employment or service terminates by reason of disability (as determined by the Administrator), any Stock Option held by the Optionee shall become fully exercisable and may thereafter be exercised by the Optionee for a period of 12 months from the date of termination or until the Expiration Date, if earlier.

(c)                                  Termination for Cause.  If the Optionee’s employment or service terminates for Cause, any Stock Option held by the Optionee shall terminate immediately and be of no further force and effect.  For purposes hereof, “Cause” shall mean a vote by the Board resolving that the Optionee shall be dismissed as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company; (ii) the indictment of the Optionee in connection with a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company.

(d)                                 Other Termination.  If the Optionee’s employment or service terminates for any reason other than death, disability or Cause, and unless otherwise determined by the Administrator, any Stock Option held by the Optionee may be exercised, to the extent exercisable on the date of termination, for a period of six months from the date of termination or until the Expiration Date, if earlier.  Any Stock Option that is not exercisable upon the Optionee’s termination of employment or service shall terminate immediately and be of no further force or effect.

The Administrator’s determination of the reason for termination of the Optionee’s employment or service shall be conclusive and binding on the Optionee and his or her representatives or legatees.

4.                                      Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in  Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.                                      Limitations on Transferability.  This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.  This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6.                                      Tax Withholding.  The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The Optionee may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued, or (ii) transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

7.                                      Compensation Recovery Policy.  Notwithstanding anything contained in this Agreement to the contrary, all Stock Options awarded under this Agreement, and any any profits realized by the Optionee from the sale of Class A Common Stock obtained by the Optionee upon exercise of this Stock Option shall be subject to forfeiture or repayment pursuant to the terms of the Company’s Compensation Recovery Policy as in effect from time to time, including any amendments necessary for compliance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

8.                                      Miscellaneous.

(a)                                 Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Optionee at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)                                 This Stock Option does not confer upon the Optionee any rights with respect to continuance of employment by or service with the Company or any Subsidiary.